EXHIBIT 99.2

LETTER TO CSS INDUSTRIES, INC.

Ribs Capital, LLC

18 Rockledge Road

Rye, New York 10580

January 30, 2020

VIA ELECTRONIC MAIL AND OVERNIGHT DELIVERY

CSS Industries, Inc.

Attention: William G. Kiesling

450 Plymouth Road, Suite 300

Plymouth Meeting, Pennsylvania 19462

RE:	Demand for Inspection of Books and Records Pursuant to 8 Del. C. § 220

Dear Mr. Kiesling,

Reference is made to our letter to you dated January 16, 2020 (the “Original Demand Letter”) and the response received from Marc Sonnenfeld of Morgan, Lewis & Bockius LLP raising certain objections to the contents of the Original Demand Letter. We are providing this letter to address such objections and reassert our request for certain information pursuant to Section 220 of the DGCL (as defined below).

Ribs Capital, LLC (“Ribs”) is the direct beneficial owner of 857,114 shares (the “Shares”) of common stock, $0.01 par value (the “Common Stock”), of CSS Industries, Inc. (the “Company”) Attached as Exhibit A to this Demand is documentary evidence of Ribs’ beneficial ownership of such shares as of December 31, 2019, and such documentary evidence is a true and correct copy of what it purports to be. Ribs continues to own the shares reflected in Exhibit A.

As the record holder of the Shares, Ribs hereby demands, pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”), to inspect the following books, records and documents of the Company (the “Documents”) and to make and/or receive copies of or extracts from such Documents:

(a)	A CD-ROM or other electronic medium containing the complete record or list of the holders of the Common Stock (in Excel version), certified by the Company’s transfer agent(s) and/or registrar(s), showing the name, address and number of shares registered in the name of each such holder;

(b)	A CD-ROM or other electronic medium containing a stop list or lists relating to shares of Common Stock of the Company and any additions or deletions to such stop list or lists;

(c)	All information in the Company’s, its transfer agent’s, or its proxy solicitor’s or any of their agents’ possession, or which can reasonably be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their nominees or other nominees, concerning the number, identity of, and shares held by the actual beneficial owners of the Common Stock;

(d)	All information in or which comes into the Company’s or its proxy solicitor’s or any of their agents’ possession or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners of the Common Stock (“NOBO List”) in the format of a CD-ROM or other electronic medium showing the name, address and number of shares registered in the name of each such owner(such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended, from Broadridge Financial Solutions, Inc., INVeSHARE, Inc., Mediant Communications LLC, other such entities and custodian banks and the Company’s proxy solicitator);

(e)	A CD-ROM or other electronic medium containing a list of stockholders of the Company who are participants in any Company employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan in which voting of Common Stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s participants, showing (i) the name and address of each such participant, (ii) the number of shares of Common Stock attributable to each such participant in any such plan, and (iii) the method by which Ribs or its agents may communicate with each such participant, as well as the name, firm and phone number of the trustee or administrator of such plan, and a detailed explanation of the voting treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either they do not receive instructions or shares which are outstanding in the plan but are unallocated to any participant;

(f)	A CD-ROM or other electronic medium containing a list of all holders of the Common Stock and respondent banks (and their email addresses) who have elected to receive electronic copies of proxy materials with respect to meetings of stockholders of the Company pursuant to Rule 14a-16(j)(2) of the Exchange Act;

(g)	All transfer journals and daily transfer sheets showing changes in the names, addresses and number of shares of holders of Common Stock which are in or come into the possession or control of the Company or any of its transfer agents, registrars or proxy solicitors, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their respective nominees; and

(h)	With respect to any information provided above in a CD-ROM or other electronic medium, such computer processing data as is necessary for Ribs to make use of such CD-ROM or other electronic medium and a hard copy printout of such CD-ROM or other electronic medium for verification purposes (all information referred to in paragraphs (a) through (h), collectively, the “Stocklist Materials”).

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Ribs demands that all Stocklist Materials be made available to it or its designees (as of the most recent date available) no later than the fifth business day after the date hereof, and as of any record or determination date established in connection with a special meeting, action by consent or other authorization or referendum of the Company’s stockholders, no later than the fifth business day after notice thereof to the Company. Ribs hereby demands that modifications, additions or deletions to any and all information referred above be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives.

The purpose of this Demand is to enable Ribs to communicate with fellow stockholders of the Company on matters relating to their mutual interest as stockholders, such as those with respect to specific policies, actions, and affairs of the Company, including, without limitation, (1) the solicitation of proxies or written consents in connection with calling a special meeting of the stockholders of the Company in order to propose a new slate of directors and other related proposals and any election of such nominees to the board of directors of the Company or any such proposals submitted for consideration at any annual or special meeting or in any action by written consent and (2) communicating Ribs’ views regarding the inadequacy of IG Design Group Plc’s proposal to acquire the Company and its desire to continue to discuss a competing proposal with the Company.

Ribs hereby designates and authorizes Holland & Knight LLP and its partners, associates, employees and any other persons designated by them or Ribs, acting singly or in any combination, to conduct the inspection and copying requested in this Demand. Pursuant to Section 220 of the DGCL, you are required to respond to this Demand and make available the requested materials within five business days of the date of this Demand. Accordingly, Ribs requests that that the information identified above be made available to the designated parties by February 6, 2020 and requests that the Company coordinate with Holland & Knight LLP as promptly as practicable within the requisite timeframe to make the requested Documents available during normal business hours.

If the Company believes that this Demand is incomplete or otherwise deficient in any respect, please notify Ribs immediately by email to andrew.d.siegel@gmail.com, with a copy to Brian Miner (brian.miner@hklaw.com), setting forth the facts or law that the Company believes support its position and specifying any additional information believed to be required. In the absence of such prompt notice, Ribs will assume that the Company agrees that this Demand complies in all respects with the requirements of the DGCL.

Ribs reserves the right to withdraw or modify this Demand at any time.

Very Truly Yours,

Ribs Capital, LLC
By: Purple Stream LLC, as Managing Member

/s/ Andrew D. Siegel
Name: Andrew D. Siegel
Title: Manager

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Exhibit A

Evidence of Beneficial Ownership

The original letter included copies of account statements as of December 31, 2019 from UBS and Citibank brokerage accounts reflecting the share purchases previously disclosed by the Reporting Persons in Exhibits A to the Original 13D, Amendment No. 1, and Amendment No. 2.

State of New York	)
)
County of Westchester	)

Andrew D. Siegel, being sworn, states under oath:

I have executed the forgoing Demand, and the information and facts stated therein regarding Ribs Capital, LLC’s ownership of common stock in CSS Industries, Inc. and the purpose of the demand for inspection are true and correct. Such inspection is reasonably related to Ribs Capital, LLC’s interest as a stockholder of CSS Industries, Inc. and is not desired for a purpose which is in the interest of a business or object other than the business of CSS Industries, Inc.

/s/ Andrew D. Siegel
Name: Andrew D. Siegel

Subscribed and sworn before me

This 30th day of January, 2020.

/s/ Carol Weidenthal

Notary Public

My commission expires: March 2, 2023